RATTLESNAKE HOLDING COMPANY
                               3 STAMFORD LANDING
                           STAMFORD, CONNECTICUT 06902





                                                     March 15, 1997






Dear Stephan:

     This letter shall serve to amend your current employment contract with Rattlesnake Holding Company.

     Under your current contract you serve in the positions of Vice Chairman and Chief Administrative Officer.

     Your current contract provides for an annual salary of $125,000 plus benefits, on a full time basis (as defined therein), prorated to $91,000 for less than "full time". In addition you are entitled to annual increases of 10%. To day you have not taken the increases in your base rate. Your current agreement runs through December 1998.

     Based on discussions with the compensation committee you are agreeable to amending your current contract as follows:

     1. You will resign your position as Vice Chairman and Chief Administrative Officer effective March 1, 1997.

     2. Subject to board approval, you will accept the position of Acting Chief Executive Officer of Rattlesnake Holding Company.

     3. You will serve on the committee to search for a permanent CEO. This committee should be formally constituted within the next thirty (30) days. If asked to do so, you will serve as head of this committee.

     4. In consideration for your agreement to waive any base rate or annual rate increases otherwise due you, and your agreement increases otherwise due you, and your agreement to paragraph 1, your employment agreement is hereby modified (or will be replaced if necessary) to run from March 1, 1997 through February 28, 1999, and shall provide for partial-time, as needed, New Business Development Services on a consulting basis. This contract will be extended for a period of one year, if terms acceptable to you are arrived at after negotiation.

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     5. Your compensation for the period March 1, 1997 through February 28, 1999 will be $75,000 plus benefits annually, payable as an independent contractor.

     6. As compensation for your having served in a crisis management capacity at the request of the board and company over the previous five (5) months you are hereby granted an option to purchase 125,000 shares of Rattlesnake Holding Company stock at the closing price of the stock on March 1, 1997.

     This option grant is fully vested as of March 1, 1997 and is exercisable from March 1, 1997 for a period not to exceed that allowable under the Rattlesnake Holding Company Employee stock option plan.

     7. In the event the stock options previously granted under the current Rattlesnake stock option plans are repriced for any employee, your existing stock option grants (excluding the above grant) will be repriced at the same time as any repricing and under the same terms and conditions.

     If you are in agreement with these changes to your current agreement, paragraph 6 being separate therefrom, please sign and return one copy of this letter to Roger Rankin, Chairman of the Compensation Committee.

                                   Sincerely,

                                   /S/Louis R. Malikow
                                   ------------------------
                                   Louis R. Malikow

Agreed to: ________________________

Date:      March 15, 1997